As filed with the Securities and Exchange Commission on May10, 2005

Registration No. 333-107321

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 4
to

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WMS INDUSTRIES INC.

(Exact name of Registrant as specified in its charter)

Delaware	36-2814522
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

800 South Northpoint Boulevard, Waukegan, Illinois 60085 (847) 785-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kathleen J . McJohn, Esq.
Vice President, General Counsel and Secretary
WMS Industries Inc.
800 South Northpoint Boulevard, Waukegan, Illinois 60085 (847) 785-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pamela E. Flaherty, Esq.
Shack Siegel Katz & Flaherty P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

     Approximate date of commencement of proposed sale to the public: From time to time after this Amendment becomes effective as the selling securityholders shall determine.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this Post-Effective Amendment #4 on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Post-Effective Amendment #4 shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE – UPDATED SELLING SECURITYHOLDER TABLE

     The prospectus filed herewith has been updated and contains an updated selling securityholder table adding an additional selling securityholder and updating the selling securityholder information contained in the selling securityholder table of the prospectus.

WMS INDUSTRIES INC.

$115,000,000

2.75% Convertible Subordinated Notes due July 15, 2010
and the Common Stock, par value $.50 per share, issuable upon conversion of the Notes

     We issued the notes offered by this prospectus in a private placement in June and July 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering. The selling securityholders, and the maximum amount of securities that they may offer, are identified on pages 28-30 of this prospectus. The selling securityholders may sell their securities at any time, but they are not required to sell.

     A holder of notes may convert the notes into shares of our common stock at any time before their maturity unless we have previously repurchased them. The notes will be due on July 15, 2010. The conversion rate is 50.5561 shares per each $1,000 principal amount of notes, subject to readjustment in specified circumstances. This is equivalent to an initial conversion price of approximately $19.78 per share.

     We will pay interest on the notes on January 15 and July 15 of each year. The first interest payment was made on January 15, 2004. The notes are subordinated in right of payment to all of our existing and future senior debt and are also effectively subordinated to all of the indebtedness and liabilities of our subsidiaries.

     If we pay cash dividends on our common stock, we will make additional payments of interest on the notes referred to in this prospectus as dividend protection payments. The amount of the payments will be equal to the cash dividends that would have been payable to the holders of the notes if the holders had converted their notes into shares of our common stock on the record date for the dividend. However, no dividend protection payment will be made if the dividend that would otherwise trigger the payment causes an adjustment to the note conversion rate.

     In the event of a change in control, as described in this prospectus, a holder of notes may require us to repurchase any notes held by the holder.

     The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc.

     Our common stock is listed on the New York Stock Exchange under the symbol “WMS.” On May 9, 2005, the last reported sale price of our common stock on the NYSE was $31.02 per share. The selling securityholders may offer notes or shares through public or private transactions, at prevailing market prices, or at privately negotiated prices. More detailed information about the distribution of the securities is found in the section of this prospectus entitled “Plan of Distribution.”

Investing in the notes or our common stock involves risks. See “Risk Factors” beginning on page 5.

     None of the Securities and Exchange Commission, any state securities commission, any state gaming authority nor any other gaming authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May __, 2005.

     As used in this prospectus, the terms “we,” “us,” “our” and “WMS” mean WMS Industries Inc., a Delaware corporation, and its subsidiaries, unless the context indicates a different meaning.

Forward-Looking Statements

     This report contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “seek,” “believe,” “estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include:

•	a delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software;

•	a failure to obtain and maintain our gaming licenses and regulatory approvals;

•	an inability to introduce in a timely manner new games themes and gaming machines or product lines that achieve and maintain market acceptance;

•	a software anomaly or fraudulent manipulation by third parties of our gaming machines and software;

•	a failure to obtain the right to use, or an inability to adapt to the rapid development of new technologies; and

•	an infringement claim seeking to restrict our use of material technologies.

     These factors and other factors that could cause our actual results to differ from expectations are more fully described under “Item 1. Business – Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2004 and in any more recent reports on Form 10-Q and 8-K filed with the Securities and Exchange Commission.

The Offering

Securities Offered	The selling securityholders may offer up to $115,000,000 aggregate principal amount of 2.75% Convertible Subordinated Notes due July 15, 2010 and shares of our common stock issuable upon conversion of the notes.

Interest	We will pay interest on the notes semi-annually on January 15 and July 15 of each year.

Dividend Protection	We will make dividend protection payments as additional interest on the notes in an amount equal to any per share cash dividends on our common stock that would have been payable to the holders of the notes if the holders had converted their notes into shares of our common stock at the conversion rate in effect on the record date for the dividend. Holders of the notes will not be entitled to any dividend protection payment if the dividend that would otherwise trigger the payment causes an adjustment to the conversion rate.

Conversion	The notes are convertible at the option of the holder into our common stock at a conversion rate of 50.5561 shares of common stock per $1,000 principal amount of the notes, which is equivalent to a conversion price of approximately $19.78 per share. The conversion rate is subject to adjustment. You may convert your notes at any time on or before the close of business on the maturity date unless we have previously repurchased them.

Subordination	The notes are unsecured and subordinated to our present and future Senior Debt, as that term is described in this prospectus. The notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. On March 31, 2005, our outstanding Senior Debt, as such term is defined under the Indenture for the notes, was $0.4 million of outstanding, undrawn, standby letters of credit. On March 31, 2005, the consolidated accounts payable and accrued liabilities of our subsidiaries totaled $56.9 million. The Indenture under which the notes have been issued does not restrict us or our subsidiaries from incurring indebtedness, including Senior Debt.

Global Note; Book Entry System	The notes are issued in fully registered form, without interest coupons, in minimum denominations of $1,000. They are evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company (DTC). Beneficial interest in the global notes are shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants.

Repurchase at Option of Holders Upon a Change in Control	Upon a Change in Control, as that term is described in this prospectus, the holder of a note will have the right, subject to specified conditions and restrictions, to require us to repurchase its notes, in whole or in part, at 100% of their principal amount, plus accrued interest to their repurchase date. The repurchase price is payable in cash or, at our option, in shares of common stock. However, we or the successor entity in the Change in Control transaction, may pay the repurchase price in common stock only if the conditions provided in the Indenture designed to ensure that such shares will be freely transferable are satisfied. If the repurchase price is paid in shares of common stock, the common stock will be valued at 95% of the average of the high and low sales prices of our common stock on The New York Stock Exchange for each of the five trading days ending with the third trading day prior to the repurchase date. A Change in Control could be an event of default under any Senior Debt. In those circumstances, the subordination provisions of the Indenture would likely prevent us from repurchasing the notes until the Senior Debt, if any, is paid in full.

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of common stock offered by this prospectus.

Events of Default	The following will be events of default under the Indenture for the notes:

	•	we fail to pay the principal of any note when due, whether or not the payment is prohibited by the Indenture’s subordination provisions;

	•	we fail to pay any interest on the notes when due and that default continues for 30 days, whether or not the payment is prohibited by the Indenture’s subordination provisions;

	•	we fail to give the notice that we are required to give if there is a Change in Control, whether or not the notice is prohibited by the Indenture’s subordination provisions;

	•	we fail to perform or observe any other term contained in the notes or the Indenture, and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

	•	we fail to pay by the end of any applicable grace period or after the maturity of any indebtedness for money borrowed by us or any of our significant subsidiaries in excess of $5 million if the indebtedness is not discharged, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

	•	we fail to deliver shares of common stock, together with cash instead of fractional shares, when those shares are required to be delivered upon conversion of a note, and such failure continues for 10 days after such delivery date; and

	•	events of bankruptcy, insolvency or reorganization that are specified in the Indenture occur regarding us and our significant subsidiaries.

Trading	The notes are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. We cannot predict whether an active trading market for the notes will develop or, if such market develops, how liquid it will be.

Listing	Our common stock is listed on the NYSE under the symbol “WMS”.

Risk Factors	You should read “Risk Factors” below before you invest, so that you understand the risks associated with an investment in the notes or our common stock.

RISK FACTORS

Risks Related to Our Business

     You should carefully read the documents that are incorporated by reference in this prospectus identified under the heading “Documents Incorporated by Reference” at the end of this prospectus. These documents contain descriptions of Risk Factors associated with our business and an investment in our common stock.

Risks Related to the Notes

The notes are subordinated.

     The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness, which includes all indebtedness not expressly subordinated to the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the Indenture governing the notes and in other circumstances described in the Indenture, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes also are effectively subordinated to the liabilities, including trade payables, of all of our subsidiaries. We may incur additional debt, including Senior Debt. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. On March 31, 2005, our outstanding Senior Debt, as such term is defined under the Indenture for the notes, was $0.4 million of outstanding, undrawn, standby letters of credit. On March 31, 2005, the consolidated accounts payable and accrued liabilities of our subsidiaries totaled $56.9 million.

We may be unable to repurchase the notes upon a Change in Control.

     Upon a Change in Control, as described under “Description of the Notes — Repurchase at Option of Holders upon a Change in Control,” holders of notes may require us to repurchase all or a portion of their notes. In addition to repurchasing the notes, some of the events constituting a Change in Control could cause an event of default or be prohibited or limited by the terms of our credit facility or any other agreements that we may enter into relating to our indebtedness. As a result, any repurchase of the notes in cash could be prohibited until such indebtedness is paid in full. Further, we may not have the financial resources, or may be unable to arrange financing, to pay the repurchase price for all the notes that holders seeking to exercise their repurchase rights deliver to us. Our failure to repurchase tendered notes would constitute an event of default under the Indenture, which might constitute a default under the terms of our other indebtedness. In these circumstances, or if a Change in Control would constitute an event of default under our Senior Debt, the subordination provisions of the Indenture would restrict our ability to make payments to the holders of the notes. Our obligation to offer to repurchase the notes upon a Change in Control would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

There may be no liquid market for the notes.

     Although the notes are eligible for trading in the PORTAL Market, there is no public market for the notes. We cannot assure you as to:

•	the liquidity of the trading market for the notes;

•	your ability to sell your notes; or

•	the price at which you would be able to sell your notes.

     If a public market for the notes develops, the notes may trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, the market value of our common stock, and our financial performance. We do not intend to apply for the listing of the notes on any securities exchange or for inclusion of the notes in the automated quotation system of the National Association of Securities Dealers, Inc.

Our share price may be volatile, which might adversely affect the trading price of the notes.

     Fluctuations in the market price of our common stock affect the trading price of the notes. In addition, if you convert any notes, the value of the common stock you receive may fluctuate. The market price of our common stock has fluctuated in the past. For example, the sales price of our common stock during the last three years has ranged from a low of $9.28 on July 23, 2002 to a high of $33.94 on January 3, 2005, and the closing price of our common stock was $31.02 on May 9, 2005, as reported on the NYSE. The market price of our common stock will continue to be subject to fluctuations in response to a variety of factors, including the risk factors discussed above and the following:

•	future announcements concerning our business or that of our competitors or customers;

•	the introduction of new products or changes in product pricing policies by us or our competitors;

•	litigation regarding proprietary rights or other matters;

•	changes in analysts’ earnings estimates;

•	developments in the financial markets;

•	quarterly fluctuations in operating results; and

•	general conditions in the gaming industry.

We may not be able to refinance the notes if required or if we so desire.

     We may need or desire to refinance all or a portion of the notes at maturity. We cannot assure you that we will be able to refinance the notes on commercially reasonable terms, if at all. If we are not able to refinance the notes on terms favorable to us, we may not have sufficient funds to pay the principal amount in cash when due.

We conduct our business through our subsidiaries, and we may not have access to the cash that is needed to make payment on the notes.

     We conduct our business through our subsidiaries. We are dependent upon the cash generated by our subsidiaries to make payments of principal and interest on the notes. The notes are effectively subordinated in right of payment to all of the liabilities and obligations of our subsidiaries. None of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes is dependent on the distribution of earnings from our subsidiaries. Regulatory or other restrictions on our subsidiaries’ ability to pay dividends or to make other cash payments to us may adversely affect our ability to pay principal and interest on our indebtedness, including the notes.

     Our subsidiaries may incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

Our debt service obligations may adversely affect our cash flow.

     While the notes are outstanding, we have debt service obligations on the notes of up to $3.2 million per year in interest payments. If we issue other debt securities in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce, curtail or terminate other activities of our business.

     We intend to fulfill our debt service obligations from cash generated by our operations and from our existing cash and investments. If necessary, among other alternatives, we may add lines of credit to finance capital expenditures and obtain other long-term debt, lines of credit and mortgage financing.

     Our indebtedness could have significant negative consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our operations, working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry; and

•	place us at a competitive disadvantage relative to our competitors with less debt.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table displays our ratio of earnings to fixed charges for the periods indicated:

	Fiscal Year Ended					Nine Months Ended
	2000	2001	2002	2003	2004	March 31, 2005
Ratio of Earnings to Fixed Charges (1)	160.1x	83.6x	27.2x	(2)	(2)	6.2x

(1)	The ratio of earnings to fixed charges is computed by dividing income from continuing operations before income taxes plus fixed charges by fixed charges, which consist of interest expense, including expense amortization and the interest component of rent expense.

(2)	Our pre-tax income (loss) was inadequate to cover fixed charges for the year ended June 30, 2003 by approximately $15.0 million and for the year ended June 30, 2004 by approximately $3.0 million.

USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes.

DESCRIPTION OF THE NOTES

Overview

     The 2.75% Convertible Subordinated Notes due July 15, 2010 were issued under, and are governed by, the Indenture between us and BNY Midwest Trust Company, as trustee. The Indenture and the notes are governed by New York law. Because this section is a summary, it does not describe every aspect of the notes and the Indenture. Therefore, this summary is qualified by reference to all the provisions of the Indenture, including definitions of terms used in the Indenture. Wherever we refer to particular defined terms, those terms are incorporated herein by reference. In this section, references to “WMS,” “we,” “our” or “us” refer only to WMS Industries Inc. and not to any of our subsidiaries.

     The notes are our general, unsecured obligations. The notes are subordinated in right of payment, which means that they will rank in right of payment behind other indebtedness of ours as described below. Except as set forth below, the notes are limited to $115,000,000 aggregate principal amount. We will be required to repay the full principal amount of the notes on July 15, 2010, unless they are required to be repurchased on an earlier date.

     The notes bear interest at the annual rate shown on the front cover of this prospectus from the date of issuance of the notes. We will pay interest twice a year, on each January 15 and July 15 (each of these dates is referred to as an interest payment date), beginning January 15, 2004 until the principal is paid or made available for payment or the notes have been converted. We will pay interest to the persons in whose name the note is registered at the close of business on the immediately preceding January 1 and July 1, as the case may be (each of these dates is referred to as a regular record date). Interest payable per $1,000 principal amount of notes for the period from June 25, 2003 to January 15, 2004, was $15.28. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     You may convert the notes into shares of our common stock at any time before the close of business on July 15, 2010, unless the notes have been previously repurchased. The initial conversion rate is stated on the front cover of this prospectus. The conversion rate may be adjusted as described below. Holders of notes submitted for repurchase are entitled to convert the notes up to and including the business day immediately preceding the date fixed for repurchase.

     No “sinking fund” is provided for the notes, which means that the Indenture does not require us to redeem or retire the notes periodically.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

     The notes are issued:

•	only in fully registered form,

•	without interest coupons, and

•	in denominations of $1,000 and integral multiples of $1,000.

     Principal of and interest on the notes will be payable, and the notes may be presented for registration or exchange, at the office or agency we maintain for such purpose in the Borough of Manhattan, City of New York. Until we designate otherwise, our office or agency will be the trustee’s corporate trust office presently located in the Borough of Manhattan, City of New York.

     The notes are evidenced by one or more global notes that have been deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. (Cede), as nominee of DTC. The global note and any notes issued in exchange for the global note are subject to restrictions on transfer and will bear the legend regarding those restrictions substantially as set forth in “Notice to Investors.” Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     No global note will be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

•	DTC has notified us that it is unwilling or unable to continue as depository for the global note or has ceased to be a clearing agency registered as such under the Exchange Act or announces an intention permanently to cease business or does in fact do so, or

•	an event of default (as described under “Events of Default” below) with respect to the notes represented by the global note has occurred and is continuing.

     In those circumstances, DTC will determine in whose names any notes issued in exchange for the global note will be registered.

     As long as the notes are registered in the name of Cede as nominee for DTC, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in your name if they are represented by the global notes

•	you cannot receive certificated (physical) notes in exchange for your beneficial interest in the global notes

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose, and

•	all payments on the global note will be made to DTC or its nominee.

     The laws of some jurisdictions require that some kinds of purchasers can only own securities in physical, certificated form. These laws may limit your ability to acquire an interest in the notes and to transfer or encumber your beneficial interests in the global note to these types of purchasers.

     Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee, called participants, and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note appears, and the only way the transfer of those interests can be made, is on the records kept by DTC (for its participants’ interests) and the records kept by those participants (for interests participants hold on behalf of other persons).

     Beneficial interests in a global note usually trade in DTC’s same day funds settlement system, and settle in immediately available funds. We cannot assure you what effect the settlement in immediately available funds will have on trading activity in those beneficial interests.

     We will make cash payments of interest on, and the repurchase price of, the global note, as well as any payment of dividend protection payments or damage payments, only to Cede, the nominee for DTC, as the registered owner of the global notes. We will make these payments by wire transfer of immediately available funds on each payment date.

     We have been informed that, with respect to any cash payment of interest on, principal of, or the repurchase price of, the global note, as well as any payment of interest protection payments or damage payments, DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global notes held through participants are the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in “street name.”

     We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an “omnibus proxy” to us as soon as possible after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     The ability of a person having a beneficial interest in the principal amount represented by the global note to pledge or otherwise encumber their interest in the note to persons or entities that do not participate in the DTC book entry system, or otherwise take actions in respect of that interest, may be adversely affected by the lack of a physical certificate evidencing its interest. This is because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited. Further, DTC has advised us that it will take action only in respect of the portion of the principal amount of the notes represented by the global note as to which such participant has, or participants have, given DTC direction.

     DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include other organizations. Some of these participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

     DTC’s policies and procedures, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. The trustee and we have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Dividend Protection

     We will make additional payments of interest, referred to in this prospectus as dividend protection payments, on the notes in an amount equal to any per share cash dividends on our common stock that would have been payable to the holders of the notes if such holders had converted their notes into shares of our common stock at the conversion rate in effect on the record date for such dividend. The record date and payment date for such dividend protection payment shall be the same as the corresponding record date and payment date of our common stock to which the payment relates. Holders of the notes will not be entitled to any dividend protection payment if the dividend that would otherwise trigger the payment causes an adjustment to the conversion rate.

     See “—Conversion Rights.” We have never paid cash dividends on our common stock. We plan to retain any earnings to fund the operation of our business and we have no plan to pay cash dividends during the term of the notes.

Conversion Rights

     You may, at your option, convert the principal amount of any note that is an integral multiple of $1,000 into shares of our common stock at any time prior to the close of business on the maturity date, unless the note has been previously repurchased. Each share of common stock issuable upon conversion of a note is issued together with stock purchase rights described in this prospectus. See “Description of Share Capital — Rights Agreement.” If the notes are subject to repurchase, you may convert your notes at any time before the close of business on the business day immediately preceding the date fixed for repurchase, unless we default in making the payment due upon repurchase. The initial conversion rate is equal to 50.5561 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $19.78 per share. The conversion rate is subject to adjustment as described below.

     The holder of a note can convert the note by delivering the note to the trustee’s corporate trust office, accompanied by a signed and completed notice of conversion, a copy of which may be obtained from the trustee. In the case of a global note, we have been informed that DTC will effect the conversion upon notice from the holder of a beneficial interest in the global note in accordance with DTC’s rules and procedures. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered to the trustee. As promptly as practicable on or after the conversion date, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fractional shares, and the trustee shall deliver the certificate(s) to the conversion agent for delivery to the holder of the note being converted. The common stock issuable upon conversion of the notes will be fully paid and nonassessable.

     If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note that is subsequently surrendered for conversion after the regular record date, you will receive the interest payable on such note on the next interest payment date. To correct for this resulting overpayment of interest, we will require that any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next interest payment date be accompanied by payment of the interest payable on the interest payment date on the principal amount of notes being surrendered for conversion. However, you will not be required to make that payment if you are converting a note, or a portion of a note, that you are entitled to require us to repurchase from you, if your conversion right would terminate because of the repurchase between the regular record date and the close of business on the next interest payment date.

     If, after the date of this prospectus, we distribute rights or warrants (other than those referred to in clause (2) below) pro rata to holders of our common stock, so long as any such rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive upon such conversion, in addition to the shares of common stock issuable upon such conversion (the Conversion Shares), a number of rights or warrants to be determined as follows:

•	if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants, the Distribution Date, the same number of rights or warrants to which a holder of a number of shares of common stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of, and applicable to, the rights or warrants, and

•	if such conversion occurs after such Distribution Date, the same number of rights or warrants to which a holder of the number of shares of common stock into which such note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date in accordance with the terms and provisions of, and applicable to, the rights or warrants.

     No other payment or adjustment for interest, or for any dividends on our common stock, will be made upon conversion. If you receive common stock upon conversion of a note, you will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. We will not issue fractional shares upon conversion of notes. Instead, we will pay an amount in cash based on the closing sales price of our common stock on The New York Stock Exchange on the conversion date.

     If you deliver a note for conversion, you will not be required to pay any taxes or duties in respect of the issuance or delivery of common stock on conversion. However, you will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issuance or delivery of our common stock in a name other than yours. We will not issue or deliver certificates representing common stock unless the person requesting the issuance or delivery has paid to us the amount of any such tax or duty or has established to our satisfaction that no such tax or duty is payable.

     The conversion rate is subject to adjustment if, among other things:

1.	there is a dividend or other distribution payable in common stock on any class of our capital stock,

2.	we issue to all holders of common stock rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then current market price, calculated as described in the Indenture, of our common stock; however, if those rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur,

3.	we subdivide, reclassify or combine our common stock,

4.	we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

•	those dividends, rights, options, warrants and distributions referred to in paragraphs (1) and (2) above

•	dividends and distributions paid in cash (except as set forth in paragraphs (5) and (6) below), and

•	distributions upon a merger or consolidation as discussed below,

5.	we make a distribution consisting exclusively of cash (excluding portions of distributions referred to in clause (4) above and cash distributed upon a merger or consolidation as discussed below) to all holders of our common stock if the aggregate amount of the distribution combined together with (A) other such all cash distributions made within the preceding 365-day period in respect of which no adjustment has been made and (B) any cash and the fair market value of other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of our common stock on the record date for such distribution and the number of shares of common stock then outstanding, or

6.	a tender offer is successfully completed by us or any of our subsidiaries for our common stock that involves aggregate consideration that, together with (A) any cash and the fair market value of other consideration payable in a tender offer by us or any of our subsidiaries for our common stock concluded within the 365-day period preceding the completion of such tender offer in respect of which no adjustment has been made and (B) the aggregate amount of any such all cash distributions referred to in paragraph (5) above to all holders of common stock within the 365-day period preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

     We reserve the right to make such increases in the conversion rate in addition to those required by the provisions described above as we may consider to be advisable so that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative required adjustments amount to 1.0% or more of the conversion rate. We will compute any adjustments to the conversion rate and give notice to the holders of the notes of any such adjustments.

     If we merge with or into or consolidate with another person or sell or transfer all or substantially all of our assets, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of our common stock into which the note was convertible immediately prior to the merger, consolidation, sale or transfer. This calculation will be made based on the assumption that the holder of our common stock failed to exercise any rights of election that the holder may have had to select a particular type of consideration. The adjustment will not be made for a merger that does not result in any reclassification, conversion, exchange or cancellation of our common stock.

     We may, from time to time, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. Any such determination will be conclusive. We will give holders of notes at least 15 days’ notice of this increase in the conversion rate. No such increase will be taken into account for purposes of determining whether the closing price of the common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a Change in Control as discussed below.

     If at any time we make a distribution of property to our stockholders that would be taxable to them as a dividend for United States federal income tax purposes (for example, distributions of evidences of indebtedness or assets by us, but generally not stock dividends on common stock or rights to subscribe for common stock) and, pursuant to the anti-dilution provisions of the Indenture, the number of shares into which notes are convertible is increased, that increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. For more details, see “Summary of United States Federal Income Tax Considerations.”

Subordination

     The payment of the principal and interest on the notes, including any dividend protection payments or Liquidated Damages (as defined in the Registration Rights Agreement), and any amounts payable upon the repurchase of the notes, is subordinated in right of payment to the extent set forth in the Indenture to the prior payment in full of all of our Senior Debt. The notes are also effectively subordinated in right of payment to any debt or other liabilities of our subsidiaries. On March 31, 2005, our outstanding Senior Debt, as such term is defined under the Indenture for the notes, was $0.4 million of outstanding, undrawn, standby letters of credit. On March 31, 2005, the consolidated accounts payable and accrued liabilities of our subsidiaries totaled $56.9 million.

     “Senior Debt” means the principal and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and rent payable on or in connection with and all fees, costs, claims, expenses and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed:

•	all our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other similar instrument whether or not the recourse of the lender is to all of our assets or to only a portion

•	all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including, without limitation, overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof

•	all our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles

•	all our obligations under leases for facilities, equipment or other assets entered into for financing purposes, whether or not capitalized

•	all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements, or any personal property included as part of any such lease, which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property, whether or not such lease transaction is characterized as an operating lease or capitalized lease in accordance with generally accepted accounting principles

•	all our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements

•	all our obligations with respect to letters of credit, bank guarantees, bankers’ acceptances and similar facilities, including related reimbursement obligations

•	all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business

•	all our obligations of the type referred to above of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property, and

•	renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for any indebtedness or obligation described in the bullets above. Senior Debt will not include:

•	the notes

•	any liability for federal, state, local or other taxes owed or owing by us

•	any indebtedness or obligation if the terms of the indebtedness or obligation, or the terms of the instrument under which the indebtedness or obligation is issued, expressly provide that the indebtedness or obligation is not superior in right of payment to the notes

•	accounts payable or other accrued liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services, or

•	any indebtedness or obligation that we may owe to any of our direct or indirect subsidiaries. We will not make any payment on account of the notes if any of the following occurs:

•	we default in our obligations to pay principal, premium, interest or other amounts on or in connection with our Senior Debt, including a default under any redemption or repurchase obligation (a “Payment Default”), and the default continues beyond any grace period that we may have to make those payments, or

•	a default (other than a Payment Default) occurs and is continuing on any Designated Senior Debt that permits the holders of the Designated Senior Debt to accelerate its maturity and the trustee has received a payment blockage notice from us, the holder of such debt or such other person permitted to give such notice under the Indenture.

     If payments of the notes have been blocked by a Payment Default, payments on the notes will resume (including missed payments, if any) when the Payment Default has been cured or waived. If payments on the notes have been blocked by a default other than a Payment Default, payments on the notes will resume (including missed payments, if any) on the earlier of (1) the date on which such default is cured or waived and (2) 179 days after the date on which the trustee receives the payment blockage notice if the maturity of the Designated Senior Debt has not been accelerated such that such debt is then presently payable, unless the Indenture otherwise prohibits payment at that time.

     No default (other than a Payment Default) that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice unless that existing non-Payment Default has been cured for a period of at least 90 days. In addition, once a holder of Designated Senior Debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced until both of the following are satisfied:

•	365 days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

•	all scheduled payments of principal, any premium and interest (and Liquidated Damages, if any) on the notes that have come due have been paid in full in cash.

     “Designated Senior Debt” means (i) any indebtedness outstanding under our existing credit facility and (ii) our obligations under any particular Senior Debt in which the instrument creating or evidencing the debt, or the assumption or guarantee of the debt, or related agreements or documents to which we are a party, expressly provides that the indebtedness will be Designated Senior Debt for purposes of the Indenture. That instrument, agreement or other document may place limitations and conditions on the right of that Senior Debt to exercise the rights of Designated Senior Debt.

     In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or payment or distribution of our assets to creditors upon any dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, interest and other amounts due or to become due on or in connection with all Senior Debt must be paid in full in cash or cash equivalents before you will be entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain payments or distributions in the form of junior securities). Due to the subordination provisions of the notes and the Indenture, in the event of insolvency, our creditors who are holders of Senior Debt may recover more, ratably, than you would, and this subordination may reduce or eliminate payments to you.

     The term “junior securities” means (i) equity interests in us or (ii) our securities that are subordinated to all Senior Debt that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Debt under the Indenture.

     The notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because any right we have to receive any assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, are effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinate to any security interest in the subsidiary’s assets and any indebtedness of the subsidiary senior to that which we hold, at least to the extent of the collateral for such indebtedness.

     The Indenture does not limit our ability to incur indebtedness, including Senior Debt, or the ability of any of our subsidiaries to incur indebtedness.

Repurchase at Option of Holders Upon a Change in Control

     If a Change in Control occurs, you have the right, at your option, to require us to repurchase all of your notes, or any portion of the principal amount of your notes that is equal to $1,000 or any greater integral multiple of $1,000. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued to the repurchase date.

     At our option, instead of paying the repurchase price in cash, we, or the successor entity in the Change in Control transaction, may pay the repurchase price in shares of our common stock, or in a combination of cash and our common stock, such common stock to be valued at 95% of the average of the high and low sales prices of our common stock on The New York Stock Exchange for each of the five consecutive trading days ending with the third trading day prior to the repurchase date. We may only pay the repurchase price in common stock if the conditions provided in the Indenture designed to ensure that such shares will be freely transferable are satisfied. Because the number of shares of common stock to be delivered to holders of notes in payment of the repurchase price (should we elect such payment option) is determined on the basis of the market price of our common stock after we have given notice of the occurrence of the Change in Control and prior to the repurchase date, the value of the common stock on the date of delivery thereof to such holders may be more or less than the repurchase price had we elected to pay such price in cash.

     Within 30 days after the occurrence of a Change in Control, we will mail you notice of the Change in Control and of your repurchase right arising as a result of the Change in Control. We will also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver, on or before the 30th day (or such greater period as may be required by applicable law) after the date of our notice, irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which that right is being exercised. We are required to make the repurchase on a date that is no later than 45 days after your notice to the trustee.

A Change in Control is deemed to have occurred at such time any of the following occurs:

1.	any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, (A) acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; however, any acquisition by us, any of our subsidiaries or any of our employee benefit plans, will not trigger this provision or (B) succeeds in having sufficient of its nominees (who are not supported by a majority of the then current board of directors) elected to the board of directors such that such nominees, when added to any existing directors remaining on the board of directors after such election who are affiliates of or acting in concert with such person, shall constitute a majority of the board of directors,

2.	we consolidate with or merge with or into any other person or another person merges into us, except if the transaction satisfies any of the following:

•	the transaction is a merger (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our common stock immediately prior to the transaction have, directly or indirectly, 50% or more of the total voting power of all shares of capital stock or other ownership interest in the continuing or surviving person entitled to vote generally in elections of directors of the continuing or surviving person immediately after the transaction, or

•	the transaction is a merger effected only to change our jurisdiction of incorporation and it results in a reclassification, conversion or exchange of outstanding shares of our common stock only into shares of common stock of us or another corporation, or

3.	we convey, transfer, sell, lease or otherwise dispose of all or substantially all of our assets to another person.

     However, a Change in Control is not deemed to have occurred if the average of the high and low sales price per share of our common stock for any five trading days within (1) the period of 10 consecutive trading days ending immediately after the later of the Change in Control and the public announcement of the Change in Control, in the case of a Change in Control under clause (1)(A) above relating to an acquisition of capital stock not involving a merger or consolidation covered by clause (2) above, or (2) the period of 10 consecutive trading days ending immediately before the Change in Control, in the case of a Change in Control under clause (1)(B), (2) or (3) above, in each case, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days.

For purposes of these provisions:

•	the conversion price is equal to $1,000 divided by the conversion rate, and

•	whether a person is beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act.

     Any repurchase of notes arising as a result of the Change in Control will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance with such laws and regulations shall not be deemed to cause a breach of our obligations under the Indenture.

     We may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender or by private agreement. Any note that we so purchase may, to the extent permitted by applicable law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered may not be reissued or resold and will be canceled promptly.

     The definition of Change in Control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or subsequently all of our assets. There is no precise, established definition of the phrase substantially all under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

     Our ability to repurchase notes upon the occurrence of a Change in Control is subject to important limitations. Some of the events constituting a Change in Control in addition to the act of repurchasing the notes could cause an event of default or be prohibited or limited by the terms of our Senior Debt. As a result, any repurchase of the notes could, absent a waiver, be prohibited under the Indenture’s subordination provisions until the

Senior Debt is paid in full. Further, we may not have the financial resources, or be unable to arrange financing, to pay the repurchase price for all the notes that holders seeking to exercise their repurchase right deliver to us. If we were to fail to repurchase the notes when required following a Change in Control, an Event of Default would occur, whether or not such repurchase is permitted by the Indenture’s subordination provisions. Any such default may, in turn, cause a default under our Senior Debt. For more details, see “ — Subordination.”

Mergers and Sales of Assets

     Without the consent of the holders of the notes, we may not consolidate with or merge with or into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, and we may not permit any person to consolidate with or merge with or into us or convey, transfer, sell or lease such person’s properties and assets substantially as an entirety to us, unless each of the following requirements is met:

•	the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State or the District of Columbia and, if other than us, expressly assumes the due and punctual payment of the principal of, any premium, and interest (and Liquidated Damages, if any) on the notes and the performance of our other covenants under the Indenture;

•	immediately after giving effect to that transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and other specific conditions are met; and

•	an officer’s certificate and legal opinion relating to these conditions is delivered to the trustee.

     Upon any consolidation or merger or any transfer or lease of all or substantially all of our assets, the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made, shall succeed to, and be substituted for, and may exercise every right and power of, us under the Indenture with the same effect as if such successor corporation had been named in the Indenture as our company, and we shall be released from the obligations under the notes and the Indenture except in the case of a lease or with respect to any obligations that arise from, or are related to, such transaction.

Events of Default

The following are Events of Default under the Indenture:

•	we fail to pay principal of or any premium, if any, on any note when due, whether or not the payment is prohibited by the Indenture’s subordination provisions;

•	we fail to pay any interest (including Liquidated Damages, if any) on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the Indenture’s subordination provisions;

•	we fail to give the notice that we are required to give if there is a Change in Control, whether or not the notice is prohibited by the Indenture’s subordination provisions;

•	we fail to perform or observe any other term, covenant or agreement contained in the notes or the Indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•	we fail to pay by the end of any applicable grace period or after maturity of the principal of any indebtedness for money borrowed by us or any of our significant subsidiaries, if any, in excess of $5 million if the indebtedness is not discharged, or, if such indebtedness has been accelerated, such acceleration is not rescinded or annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;

•	we fail to deliver shares of common stock, together with cash instead of fractional shares, when those shares of common stock or cash instead of fractional shares are required to be delivered upon conversion of a note, and such failure continues for 10 days after such delivery date; or

•	events of bankruptcy, insolvency or reorganization with respect to us and our significant subsidiaries specified in the Indenture.

     Subject to the provisions of the Indenture relating to the trustee’s duties, if an Event of Default exists, the trustee will not be obligated to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless they have offered to the trustee reasonable indemnity. Subject to such trustee indemnification provisions, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction does not conflict with any rule of law or with the Indenture, and the trustee may take any other action the trustee deems proper which is not inconsistent with such direction.

     If an Event of Default, other than an Event of Default arising from events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under circumstances set forth in the Indenture, rescind the acceleration if all Events of Default, other than the non-payment of principal of the notes which have become due solely because of the acceleration, have been cured or waived as provided in the Indenture. If an Event of Default arising from events of bankruptcy, insolvency or reorganization occurs and is continuing, then the principal of, and accrued interest on, all of the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee.

     You do not have any right to institute any proceeding relating to the Indenture, or to appoint a receiver or a trustee, or for any other remedy under the Indenture, unless:

•	you have given the trustee written notice of a continuing Event of Default;

•	the registered holders of at least 25% of the aggregate principal amount of all outstanding notes have made a written request of the trustee to take action because of the default and have furnished reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action;

•	the trustee shall not have taken action for 60 days after receiving such notice and offer of indemnification; and

•	the trustee has not received any direction inconsistent with such written request from the holders of a majority of the aggregate principal amount of all outstanding notes during such 60-day period.

     These limitations do not apply to a suit for the enforcement of payment of the principal of, or any premium or interest (and Liquidated Damages, if any) on, a note, or the repurchase price payable for a note on or after the due dates for such payments, or of the right to convert the note in accordance with the Indenture.

     We will furnish to the trustee annually a statement as to our performance of our obligations under the Indenture and as to any default in performance.

Modification and Waiver

     The Indenture contains provisions permitting us and the trustee to enter into a supplemental indenture for some limited purposes without the consent of the holders of the notes. With the consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding, we and the trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the holders, provided, that no such modification may, without the consent of each holder affected:

•	change the stated maturity of the principal or interest of any note;

•	reduce the principal amount, any premium or interest on any note;

•	amend or modify our obligation to make or consummate a repurchase offer upon a Change in Control in a manner adverse to the holders of the notes after our obligation to make a Change in Control repurchase offer arises;

•	change the place or currency of payment on any note;

•	impair the right to institute suit for the enforcement of any payment on or conversion of any note;

•	modify the subordination provisions in a manner that is adverse to the holder of any notes;

•	adversely affect the right of any holder of notes to convert its notes;

•	reduce the percentage in principal amount of the outstanding notes whose holders’ consent is needed to modify, amend or waive any provision in the Indenture; or

•	modify the provisions dealing with modification and waiver of the Indenture, except to increase any required percentage or to provide that other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note affected.

     The holders of a majority in principal amount of the outstanding notes may waive our compliance with some restrictive provisions of the Indenture. The holders of a majority in principal amount of the outstanding notes may waive any past default, except a default in the payment of principal, any premium, interest (or Liquidated Damages, if any) or the repurchase price.

Registration Rights

     The following summarizes some, but not all, of the registration rights provided in the registration rights agreement (the “Registration Rights Agreement”) between us and CIBC World Markets Corp., the initial purchaser of the notes. You should refer to the Registration Rights Agreement, a copy of which we will make available to beneficial holders of the notes upon request, for a full description of the registration rights that apply to the notes.

     In the Registration Rights Agreement we agreed, for the benefit of the holders of the notes and the shares of common stock issuable upon conversion of the notes, but excluding securities that are eligible for disposition under Rule 144 of the Securities Act, that we will, at our expense:

•	file with the SEC, on or prior to 90 days following the date the notes are originally issued, a shelf registration statement covering resales of the Registrable Securities (as defined in the Registration Rights Agreement),

•	use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 180 days following the date the notes are originally issued, subject to our right to postpone having the shelf registration statement declared effective for an additional 60 days in limited circumstances, and

•	use our reasonable best efforts to keep effective the shelf registration statement until, subject to exceptions set forth in the Registration Rights Agreement, the earlier of:

1.	the date on which there are no outstanding Registrable Securities, or

2.	the expiration of the holding period applicable to such Registrable Securities held by persons who are not affiliates of WMS under Rule 144(k) under the Securities Act or any successor previously subject to specific permitted exceptions.

     The above obligations have been complied with as of the date of this prospectus.

     We agreed to provide to each holder of Registrable Securities copies of the prospectus included in the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions required to permit public resales of the Registrable Securities.

     Upon written notice to all the holders of notes, we will be permitted to suspend the use of the prospectus that is part of the shelf registration statement in connection with sales of Registrable Securities during prescribed periods of time if we possess material non-public information, the disclosure of which would have a material adverse effect on us. The periods during which we can suspend the use of the prospectus may not exceed a total of 60 consecutive days. Upon receipt of such notice, the holders of notes will be required to cease disposing of securities under the prospectus and to keep the notice confidential.

     Liquidated Damages will accrue on any of the notes that are transfer restricted securities under the Registration Rights Agreement if any of the following default events occurs:

•	on or prior to 90 days following the date the notes were originally issued, a shelf registration statement has not been filed with the SEC;

•	on or prior to 180 days following the date the notes were originally issued, the SEC does not declare the shelf registration statement effective; or

•	the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of Registrable Securities from making sales under the shelf registration statement, for more than 60 consecutive days.

     In these events, damages will accrue on the notes that are transfer restricted securities at an annual rate of 0.5% of the principal amount from the day following any of the above default events until the day on which the default is cured. These damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the damages begin to accrue.

     A holder who elects to sell any Registrable Securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to civil liability under the securities laws in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that apply to a holder making such an election, including indemnification provisions.

     No holder of Registrable Securities is entitled to be named as a selling securityholder in the shelf registration statement as of the date on which the Registration Statement becomes effective, and no holder of Registrable Securities is entitled to use the prospectus that is part of the shelf registration statement for offers and resales of Registrable Securities at any time, unless the holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire. Holders of Registrable Securities will, however, have at least 20 calendar days from the date on which the notice and questionnaire was first mailed to them to return a completed and signed notice and questionnaire to us.

     Beneficial owners of Registrable Securities who had not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. When we receive a completed and signed notice and questionnaire prior to the Registration Statement’s effectiveness date, we will include the Registrable Securities in the shelf registration statement, subject to limitations on the timing and number of supplements to the shelf registration statement provided in the Registration Rights Agreement.

     If for any reason the common stock is not then listed on The New York Stock Exchange, we will use our reasonable efforts to cause the shares of common stock issuable upon conversion of the notes to be quoted or listed on whichever market or exchange the common stock is then quoted or listed on or prior to the effectiveness of the shelf registration statement.

Replacement of Notes

     If the notes become certificated, we will replace, at the holders’ expense, notes that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

No Personal Liability of Stockholders, Officers, Directors and Employees

     No direct or indirect stockholder, officer, director or employee, whether past, present or future of WMS, or any successor entity, shall have any personal liability in respect of our obligations under the Indenture or the notes solely by reason of his or its status as a stockholder, officer, director or employee.

The Trustee

     The trustee for the holders of notes is BNY Midwest Trust Company. If an Event of Default occurs and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holders of notes, unless they have offered the trustee reasonable security or indemnity.

DESCRIPTION OF SHARE CAPITAL

     Set forth below is a description of our share capital and a summary of some relevant provisions of Delaware law in effect at the date of this prospectus.

     Our authorized capital stock consists of 105,000,000 shares, of which 100,000,000 are shares of common stock, par value $0.50, and 5,000,000 are shares of preferred stock, par value $0.50. As of May 5, 2005, there were 31.3 million shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

     Holders of shares of common stock vote as a single class on all matters submitted to a vote of the stockholders, including the election of directors, with each share of common stock entitled to one vote. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors.

     Holders of common stock are entitled to share ratably in any dividends that may be declared at any time by the board of directors out of funds legally available therefor, subject to the rights of the holders of any series of our preferred stock. Upon the liquidation, dissolution or winding up of WMS, each holder of common stock will be entitled to share ratably in any distribution of our assets, after the payment of all debts and any liabilities, subject to any superior rights of the holders of any outstanding shares of preferred stock.

     Other than the Rights Agreement, as discussed below, holders of the shares of our common stock do not have preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to those shares.

Preferred Stock

     Our certificate of incorporation authorizes the issuance of five million shares of preferred stock with designations, rights and preferences that may be determined by the board of directors. Accordingly, our board has broad power, without stockholder approval, to issue up to 5,000,000 shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Our board has no current plans, agreements or commitments to issue any shares of preferred stock. The existence of the blank check preferred stock, however, could adversely affect the market price of our common stock.

     Our board of directors could, without further vote of the stockholders, use preferred stock to discourage, delay or prevent a change in control or to make the removal of management more difficult by diluting the public ownership of WMS. The authorized preferred stock could be used in this way even if a proposed change in control or other transaction or occurrence may be favorable to the interests of some or all of our stockholders. The preferred stock can be used by the board to issue shares having special privileges or rights to third parties, which may have the effect of delaying or discouraging an attempt to acquire control of WMS. For example, the board has the ability to adopt a stockholder rights plan pursuant to which it might issue shares of preferred stock having the same economic value and voting rights as shares of common stock upon the occurrence of specified triggering events. In November 1997, the board adopted such a rights plan. See “Rights Agreement” below. None of the preferred stock has been issued to date.

     Other than the existence of authorized but unissued common stock and preferred stock, our certificate of incorporation and by-laws do not currently contain any other anti-takeover provisions, and no such other provisions are currently contemplated.

Rights Agreement

     In November 1997, the board adopted a Rights Agreement. The Rights Agreement provides that one right (a “Right”) will be issued with each share of the common stock issued (whether originally issued or from our treasury) prior to the Rights Distribution Date (as defined). The Rights will not be exercisable until the Rights Distribution Date and will expire at the close of business on November 30, 2007 unless we previously redeemed the Rights as described below. When exercisable, each Right will entitle the owner to purchase from us one one-hundredth (1/100) of a share of our Series A Preferred Stock at an exercise price of $100.00, subject to specified antidilution adjustments. The Rights will not, however, be exercisable, transferable or trade separately from the shares of common stock, until (a) the tenth business day after the “Stock Acquisition Date” (the date of a public announcement that a person or group is an “Acquiring Person”) or (b) the tenth business day, or such later day as the board, with the concurrence of a majority of Continuing Directors (as defined) determines, after a person or group announces a tender or exchange offer, which, if consummated, would result in such person or group beneficially owning 15% or more of the common stock (the earlier of such dates being the “Rights Distribution Date”).

     In general, any person or group of affiliated persons (other than us, any of our subsidiaries, any person who as of the effective date of the Rights Agreement beneficially owns 15% or more of the common stock, certain of our benefit plans and any person or group of affiliated persons whose acquisition of 15% or more is approved by the board in advance) who, after the date of adoption of the Rights Agreement, acquires beneficial ownership of 15% or more of the common stock will be considered an “Acquiring Person.”

     If a person or group of affiliated persons becomes an Acquiring Person, then each Right (other than Rights owned by the Acquiring Person and its affiliates and its associates) will entitle the holder thereof to purchase, for the exercise price, a number of shares of the common stock having a then current market value of twice the exercise price. Accordingly, at the original exercise price, each Right would entitle its registered holder to purchase $200.00 worth of our common stock for $100.00.

     If at any time after the Stock Acquisition Date, (a) we merge into another entity, (b) an acquiring entity merges into us and our common stock is changed into or exchanged for other securities or assets of the acquiring entity or (c) we sell more than 50% of our assets or earning power, then each Right will entitle the holder to purchase, for the exercise price, the number of shares of common stock of such other entity having a current market value of twice the exercise price. The above will not apply to (i) a transaction approved by a majority of the board of directors (or, after the Stock Acquisition Date, a majority of the Continuing Directors) or (ii) a merger which follows a cash tender offer approved by the board of directors (or, after the Stock Acquisition Date, a majority of Continuing Directors) for all outstanding shares of common stock so long as the consideration payable in the merger is the same in form and not less than the amount that was paid in the tender offer. A Continuing Director is a director in office prior to the distribution of the Rights and any director recommended or approved for election by those directors but does not include any representative of an Acquiring Person.

     Subject to the limitations summarized below, the Rights will be redeemable at our option, at any time prior to the earlier of the Stock Acquisition Date or November 30, 2007, for $.01 per Right, payable in cash or shares of common stock. Under specified circumstances, the decision to redeem requires the concurrence of a majority of the Continuing Directors. In the event a majority of the board is changed by a vote of our stockholders, the Rights shall not be redeemable for a period of ten business days after the date that the new directors take office, and the redemption can only occur if that any tender or exchange offer then outstanding is kept open within that ten business-day period. At any time after any person becomes an Acquiring Person, the board may exchange the Rights (other than Rights owned by the Acquiring Person and its associates) for common stock in a ratio of one share of common stock for each Right.

     As long as the Rights are attached to the common stock, each share of common stock also evidences one Right. Until the Rights Distribution Date, the Rights are represented by the common stock certificates and are transferred with the common stock certificates. Separate certificates representing the Rights will be mailed to holders of the common stock as of the Rights Distribution Date. The holders of Rights will not have any voting rights or be entitled to dividends until the Rights are exercised. The purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the Rights are subject to adjustments to prevent dilution in the event of stock dividends on, or subdivisions, combinations or reclassification of, the shares of common stock prior to the Rights Distribution Date, and in other specified events. The board will be able to amend the Rights Agreement in any manner prior to the Rights Distribution Date. After the Rights Distribution Date, the board will be able to amend the Rights Agreement only to shorten or lengthen any time period, subject to limitations, or if the amendment does not adversely affect the interest of the Rights holders and does not relate to any important economic term of the Rights.

Section 203

     Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in a broad range of business combinations with an “interested stockholder” (defined generally as a person owning 15% of more of a corporation’s outstanding voting stock) for three years following the time that the person became an interested stockholder unless: (i) before the person becomes an interested stockholder, the transaction resulting in such person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender offer or exchange offer); or (iii) at or after such time, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock excluding shares owned by the interested stockholder. Section 203 may discourage persons from making a tender offer for or acquisitions of substantial amounts of our common stock, which could have the effect of inhibiting changes in management and may also prevent temporary fluctuations in the common stock that often result from takeover attempts.

Stock Option Plans

     Currently, we have a 2005 Incentive Plan, which was approved at our last annual meeting of stockholders. The 2005 Incentive Plan replaces our 1991, 1994, 2000 and 2002 Stock Option Plans, each of which was approved by our stockholders, and our 1998 and 2000 Non-Qualified Stock Option Plans, which were not approved by our stockholders. The 2005 Incentive Plan permits us to grant stock options to purchase shares of our common stock, restricted stock awards and cash-based performance awards, among other types of awards.

     The purpose of the 2005 Incentive Plan is to help us attract, retain, motivate, and reward employees, non-employee directors, and key consultants to us and our subsidiaries, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of our goals, and promote the creation of long-term value for stockholders by closely aligning the interests of the participants in the plan with the interests of our stockholders. Our Compensation Committee determines which of the eligible directors, officers, employees and key consultants receive stock options, the terms, including vesting dates, of the options, and the number of shares for which options may be exercised. The option price per share with respect to each option is determined by the Compensation Committee and generally is not less than the fair market value of our common stock of the date that the option is granted. The 2005 Incentive Plan will remain in effect until no stock remains available for delivery under the plan, and we have no further rights or obligations under the plan with respect to outstanding awards under the plan, unless the Board of Directors terminates the plan earlier.

     Our 2005 Incentive Plan is described in further detail in, and is attached as an exhibit to, our proxy statement, which is incorporated by reference in this prospectus. See “Documents Incorporated by Reference”.

Transfer Agent and Registrar

     Our transfer agent and registrar for our common stock is The Bank of New York.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of anticipated United States federal income tax consequences relating to the purchase, ownership and disposition of the notes or shares of our common stock into which the notes may be converted, and is for general information purposes only. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code and administrative and judicial interpretations of the Code, all as of the date of this prospectus, and all of which are subject to change and subject to differing interpretations, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and conclusions reached in the following summary. Therefore, we cannot assure you that the IRS will not successfully challenge one or more of the statements or conclusions described in this prospectus.

     This summary does not discuss all aspects of United States federal income taxation which may be important to particular holders in light of their individual circumstances or to some types of holders subject to special tax rules, such as financial institutions, real estate investment trusts, regulated investment companies, broker-dealers, dealers in securities or currencies, insurance companies, tax-exempt investors, partnerships or other passthrough entities, persons holding notes in connection with a hedging straddle, conversion, “synthetic security” or other integrated transaction for United States federal income tax purposes, or U.S. holders whose “functional currency” is not the U.S. dollar. Further, this summary does not include any description of any alternative minimum tax consequences, United States federal estate or gift tax laws or the tax laws of any state, local or foreign government that may be applicable to the notes, our common stock acquired upon conversion of a note, and holders. This summary assumes that holders will hold the notes and the shares of our common stock into which the notes are convertible as “capital assets” (generally, for investment). Except as otherwise indicated, this discussion does not address any tax consequences that may be applicable to holders other than original purchasers acquiring notes pursuant to this offer.

     Each prospective purchaser of the notes should consult its tax advisor with respect to the tax consequences to it of the purchase, ownership and disposition of the notes or our common stock acquired upon conversion of a note in light of the purchaser’s particular circumstances, including tax consequences under state, local, foreign, United States federal estate or gift and other tax laws and the possible effects of changes in the United States federal income and other tax laws.

     For purposes of this summary, a “U.S. holder” is a beneficial owner of notes or shares of our common stock into which the notes may be converted that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation created in or organized under the laws of the United States or any State or political subdivision thereof, (iii) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source or (iv) a trust, the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have authority to control all substantial decisions of the trust or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as a United States person. A “Non-U.S. holder” is a beneficial owner of notes or shares of our common stock into which the notes may be converted that is not a U.S. holder. All references in this summary to “holders” are to both U.S. and Non-U.S. holders.

     If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a note (or our common shares acquired upon conversion of a note), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the United States federal income tax consequences of the purchase, ownership and disposition of the notes or shares of common stock acquired upon conversion of a note.

U.S. Holders

Payments of Interest on Notes

     U.S. holders generally will be required to recognize any stated interest as ordinary income at the time it is paid or accrued on the notes in accordance with such U.S. holders’ method of accounting for United States federal income tax purposes. In certain circumstances, we may be obligated to pay holders of the notes amounts in excess of stated interest. As more fully described under “Description of the Notes — Registration Rights,” the interest rate on the notes is subject to increase by the payment of damages for a default under the Registration Rights Agreement if, among other things, the notes are not registered with the SEC within prescribed time periods. As more fully described under “Description of the Notes — Dividend Protection,” we are obligated to pay dividend protection payments to holders of the notes upon payment of cash dividends on our common stock that do not otherwise trigger an adjustment to the conversion rate of the notes. Applicable Treasury regulations generally allow prospective payments of such damages and dividend protection payments to be disregarded in computing a holder’s interest income if the possibility of paying such amounts is treated as a remote or incidental contingency. We have treated, and intend to continue to treat, the possibility that we will pay any such damages or dividend protection payments as remote or incidental contingencies within the meaning of such regulations and, therefore, in the unlikely event an additional amount becomes due on the notes, we believe U.S. holders should be taxable on such amount at the time it accrues or is received in accordance with each such U.S. holder’s method of accounting for United States federal income tax purposes.

     Our determination that the possibility that such additional amounts will have to be paid is a remote or incidental contingency is binding on each U.S. holder unless the U.S. holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. Our determinations, as discussed above, are not, however, binding on the IRS. If the IRS asserts successfully that the notes constitute contingent payment debt instruments as a result of the possibility that damages for a default under the Registration Rights Agreement or dividend protection payments could be paid, U.S. holders would be required to report interest income at the issuer’s normal borrowing rate, and therefore will have significantly greater interest income than the amount of interest actually paid. In addition, the treatment of the U.S. holders on a disposition of the note (including a conversion into common stock) could materially differ from the treatment described below.

Market Discount

     A U.S. holder that purchases, subsequent to its original issuance, a note for a price that is less than the principal amount will be subject to the rules relating to market discount. Subject to a de minimis exception, any gain recognized by the U.S. holder upon a sale or other disposition of the note will be treated as ordinary income rather than capital gain to the extent of that portion of the market discount that accrued prior to the disposition. Market discount generally accrues on a straight line basis over the remaining term of the note, but the holder can elect to compute accrued market discount based on the economic yield of the note. The holder of a note with market discount might be required to recognize gains to the extent of accrued market discount event if the disposition takes a form (such as a gift) in which the holder would not normally be required to recognize gain. The market discount rules will not affect the tax consequences to the holder upon conversion of the note, which will generally be tax-free under the rules more fully described below under “Conversion of Notes into Common Stock.” The market discount that accrued prior to conversion, however, will be carried over to the stock received on conversion, and to that extent, any gain recognized by a U.S. holder upon disposition of the stock will be treated as ordinary income. Finally, if the U.S. holder’s purchase of the notes is debt-financed, the U.S. holder will not be entitled to deduct interest expense allocable to accrued market discount until it recognizes the corresponding income. The U.S. holder of a note with market discount may elect to include the market discount in income as it accrues. If this election is made, any gain recognized on a disposition of the note would be entirely capital gain, and the rules deferring the deduction of interest from related loans would not apply.

Premium

     If a U.S. holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of qualified stated interest), the holder will be considered to have purchased the note with “amortizable bond premium.” Generally, a U.S. holder may elect to amortize the premium as an offset to qualified stated interest income in respect of the note, using a constant yield method prescribed under applicable Treasury regulations, over the remaining term of the note. Any such premium is not amortizable, however, to the extent it reflects the value of the conversion privilege of the note. A U.S. holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations then owed and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

Sale or Repurchase of the Notes

     Except as set forth below under “Conversion of the Notes into Common Stock,” a U.S. holder generally will recognize capital gain or loss upon the sale or other taxable disposition of the notes in an amount equal to the difference between the amount realized on the disposition, other than amounts attributable to accrued but unpaid interest on the notes not previously included in income or, in the case of a subsequent purchase of notes, amounts attributable to market discount on the note that accrued prior to the disposition (which will be taxable as ordinary interest income), and the U.S. holder’s adjusted tax basis in such notes. A U.S. holder’s tax basis in a note generally will be equal to the cost of the note to such U.S. holder, increased, in the case of a subsequent purchaser, by any market discount previously included in income in respect thereof, and reduced (but not below zero) by any payments on the note other than payments of qualified stated interest and, in the case of a subsequent purchaser, by any premium that the U.S. holder has taken into account. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the notes exceeds one year at the time of disposition.

Adjustment of the Conversion Price

     Adjustments to, or failure to adjust, the conversion price of the notes may cause U.S. holders of notes or shares of our common stock to be treated as having received a distribution on such notes or stock, to the extent such adjustments or failure to adjust result in an increase in the proportionate interest of such U.S. holders in our company. Such a distribution may be taxable to U.S. holders as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed below under “Distributions on the Common Stock.”

Conversion of the Notes into Common Stock

     Subject to the discussion under “Market Discount” above, a U.S. holder generally will not recognize income, gain or loss upon conversion of the notes into our common stock, except with respect to the receipt of cash in lieu of fractional shares, as described below. A U.S. holder’s tax basis in such common stock will be the same as the U.S. holder’s adjusted tax basis in the corresponding notes converted at the time of conversion (reduced by any tax basis allocable to a fractional share, as described below), and the U.S. holder’s holding period for such common stock will include the U.S. holder’s holding period for the notes that were converted.

     Cash received in lieu of a fractional share of common stock upon conversion of the notes into our common stock will be treated as a payment in exchange for such fractional share (deemed to be received by the U.S. holder on conversion), and generally should result in capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. holder’s adjusted tax basis allocable to the fractional share.

Distributions on the Common Stock

     Distributions on our common stock received upon conversion of the notes will constitute dividends, taxable to U.S. holders as ordinary income, to the extent of our current and accumulated earnings and profits as determined under United States federal income tax principles. To the extent that a U.S. holder receives distributions on shares of our common stock but that exceed our current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital, reducing the U.S. holder’s tax basis in the shares of our common stock. Any such non-dividend distributions in excess of the U.S. holder’s tax basis in the shares of our common stock will generally be treated as capital gain. Subject to the applicable limitations, dividends paid to U.S. holders that are corporations may qualify for the dividends-received deduction, and dividends paid to U.S. holders who are individuals will be taxed at the same rate as net capital gains at a maximum 15% United States federal income tax rate through 2008 (unless extended).

Disposition of the Common Stock

     Subject to the discussion under “Market Discount” above, a U.S. holder generally will recognize capital gain or loss upon the disposition of shares of our common stock in an amount equal to the difference between the amount realized on such disposition and the U.S. holder’s adjusted tax basis in such common stock. Any such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for our common stock exceeds one year at the time of such sale or exchange.

Non-U.S. Holders

Payments of Interest on the Notes

     Payments of interest, on a note other than dividend protection payments generally will not be subject to United Stations federal withholding tax, provided that (i) the Non-U.S. holder does not own, actually or constructively (pursuant to the conversion feature of the notes or otherwise), 10% or more of the total combined voting power of all our voting stock, (ii) the Non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership within the meaning of United States federal income tax laws and (iii) the Non-U.S. holder either (A) provides to us or our paying agent a statement signed under penalties of perjury on the applicable IRS form that includes its name and address and certifies that it is not a United States person in compliance with applicable requirements and satisfies all documentary evidence requirements for establishing that it is not a United States person or (B) holds its notes through certain foreign intermediaries or certain foreign partnerships and such Non-U.S. holder and entities satisfy certain certification and other documentary evidence requirements.

     If a Non-U.S. holder receives a dividend protection payment, or receives any other interest payment without satisfying the requirements described above, such payments on a note will be subject to a 30% United States federal withholding tax unless such Non-U.S. holder provides to us or our paying agent the applicable IRS form in which the Non-U.S. holder either (i) claims an exemption from or reduction in withholding under an applicable income tax treaty or (ii) states that interest paid on the note is not subject to United States federal withholding tax because such interest is effectively connected with such Non-U.S. holder’s conduct of a trade or business in the United States.

Dividends on the Common Stock

     Dividends paid on our common stock to a Non-U.S. holder, and any deemed dividends resulting from an adjustment to or a failure to adjust the conversion price of the notes (see “U.S. Holders - Adjustment of the Conversion Price,” above), generally will be subject to 30% United States federal withholding tax, unless (i) such Non-U.S. holder is eligible for an exemption from or reduction in withholding under an applicable treaty or (ii) the dividends are effectively connected with such Non-U.S. holder’s conduct of a trade or business in the United States. A Non-U.S. holder will be required to file the applicable IRS form to claim tax treaty benefits or to claim an exemption for effectively connected income.

Gain on Disposition of the Notes and Common Stock

     A Non-U.S. holder generally will not be subject to United States federal income or withholding tax with respect to gain realized on the disposition (as defined under “U.S. Holders — Sale or Repurchase of the Notes,” above) of a note (except with respect to accrued and unpaid interest, which may be subject to United States federal withholding tax as described above under “Payments of Interest on the Notes”) or our common stock unless (i) such

Non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; (ii) the gain is effectively connected with such Non-U.S. holder’s conduct of a trade of business in the United States or, if such Non-U.S. holder is a treaty resident, such gain is attributable to the Non-U.S. holder’s permanent establishment or a fixed base in the United States; or (iii) such Non-U.S. holder is subject to provisions of United States tax law applicable to certain United States expatriates.

Conversion of the Notes into Common Stock

     A Non-U.S. holder generally will not be subject to United States federal income tax on the conversion of a note into common stock. Cash received in lieu of a fractional share of common stock upon conversion of a note into our common stock, as discussed above under “U.S. Holders — Conversion of Notes into Common Stock” may be subject to the rules described above under “Gain on Disposition of the Notes and Common Stock.”

Effectively Connected Income

     A Non-U.S. holder generally will be taxed in the same manner as a U.S. holder on interest, including any dividend protection payments, paid on a note, dividends paid (or deemed paid) on our common stock or gain realized on the disposition of a note or our common stock if such items of income or gain are effectively connected with such Non-U.S. holder’s conduct of a trade or business in the United States or, if such Non-U.S. holder is a treaty resident, such items of income or gain are attributable to the Non-U.S. holder’s permanent establishment or a fixed base in the United States. Non-U.S. holders that are engaged in a trade or business within, or have a permanent establishment or a fixed base in the United States should consult their tax advisors as to the treatment of the items of income or gain discussed in the proceeding sentence. In addition, a Non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty, with respect to income or gain that is effectively connected with such Non-U.S. holder’s conduct of a trade or business in the United States.

Backup Withholding and Information Reporting

     Payments of interest or principal on the notes or dividends on our common stock, or the proceeds of the disposition of either, may be subject to information reporting and United States federal backup withholding tax at a 28% applicable rate if the recipient of such payment fails to supply to us or our paying agent a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that U.S. holder’s United States federal income tax liability, provided the required information is furnished to the IRS. A Non-U.S. holder may be required to comply with certification procedures to establish that the holder is not a United States person in order to avoid backup withholding tax with respect to our payments of principal and interest on the notes or dividends on our common stock, or the proceeds of the disposition of either. In addition, we must report annually to the IRS and to each holder the amount of any interest and dividends paid to and the tax withheld (if any) with respect to such holder. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. holder resides.

SELLING SECURITYHOLDERS

     In June and July 2003, we sold the notes in a private placement to qualified institutional buyers under Rule 144A under the Securities Act. Selling securityholders may offer or sell the notes and the underlying common stock under this prospectus and any supplements thereto. See “Plan of Distribution.”

     The following table sets forth information we have received from the selling securityholders relating to the beneficial ownership of the principal amount of the notes and underlying common stock beneficially owned by each of the selling securityholders that may be offered using this prospectus. In no instance will the amount of notes or underlying common stock sold pursuant to the registration statement exceed the aggregate amount of such securities initially registered. Except as otherwise indicated, to our knowledge, all persons listed below have sole voting and dispositive power with respect to their securities.

     Selling securityholders listed in the table below may have sold or transferred some or all of their notes or the underlying common stock since the date on which we received such information pertaining to the selling securityholder. Additional selling securityholders will be added by a post-effective amendment to the registration statement.

	Principal Amount		Number of Shares	Percentage of
Name of	of Notes Beneficially	Percentage of	of Common Stock	Common Stock
Selling Securityholder (1)	Owned that May be Sold	Notes Outstanding	that May be Sold (2)	Outstanding (3)

Bank of New York	$90,000	*	4,550	*

Boilermakers Blacksmith Pension Trust (5)	$1,250,000	1.1%	63,195	*

Coastal Convertibles Ltd.	$1,500,000	1.3%	75,834	*

PFPC Trust Company	$620,000	*	31,344	*

Prudential Insurance Co. of America (4)	$85,000	*	4,297	*

U.S. Bancorp	$3,140,000	2.7%	158,746	*

UMB Bank (United Missouri Bank)	$150,000	*	7,583	*

Alexandra Global Master Fund, Ltd.	$4,000,000	3.5%	202,224	*

Fidelity Advisor Series I: Fidelity Advisor Value Strategies Fund (5)(6)	$7,500,000	6.5%	379,170	1.2%

Fidelity Financial Trust: Fidelity Convertible Securities Fund (5)	$4,000,000	3.5%	202,224	*

Variable Insurance Products Fund III:
Value Strategies Portfolio (5)(7)	$780,000	*	39,433	*

Highbridge International LLC	$9,500,000	8.3%	480,282	1.5%

UBS AG London FBO USSY (5)	$18,500,000	16.1%	935,287	3.1%

Total principal amount of Notes held by known holders	$51,115,000	44%	2,584,175	8.2%

Total principal amount of Notes held by unknown holders	$63,885,000	56%	3,229,776	10.3%

Total Principal Amount of Notes	$115,000,000	100%	5,813,951	18.6%

*Less than 1%.

(1)	The selling securityholders listed above reported no beneficial ownership of WMS securities, unless otherwise noted. The selling securityholders listed above reported no material relationships with WMS within the past three years, unless otherwise noted.

(2)	Assumes conversion of all of the holders’ notes at a conversion price of $19.78 per share of common stock. However, this conversion is subject to adjustment as described under “Description of Notes — Conversion rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated under Rule 13d-3(d)(1)(i) of the Securities Exchange Act based on 31.3 million shares of common stock outstanding as of May 5, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes, but none of any other holders’ notes. Assumes that holders do not beneficially own any common stock other than the common stock issuable upon conversion of the notes.

(4)	This selling securityholder has informed us that it is an affiliate of a broker-dealer and has not represented to us that it purchased the notes in the ordinary course of business and that at the time of such purchase, the selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Therefore, this selling securityholder is deemed an underwriter.

(5)	This selling securityholder has informed us that it is an affiliate of a broker-dealer. This selling securityholder has also represented to us that it purchased the notes in the ordinary course of business and that at the time of such purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	Fidelity Advisor Series I: Fidelity Advisor Value Strategies Fund owns 2,301,300 shares of WMS common stock.

(7)	Variable Insurance Products Fund III: Value Strategies Portfolio owns 557,600 shares of WMS common stock.

     Because the selling securityholders may offer all or some of their notes or the underlying common stock at various times, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; and

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

     As noted in the Selling Securityholder table above, some of the selling securityholders and any broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the notes and underlying common stock by those selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the securities laws. Any of the selling securityholders who are deemed underwriters, may be subject to liabilities including, but not limited to those under the securities laws. We have identified in the Selling Securityholders Table those selling securityholders who are or may be deemed underwriters. We have also identified in the Selling Securityholders Table those selling securityholders who are affiliates of a broker-dealer, but who are not deemed underwriters because they have represented to us that they purchased the notes in the ordinary course of business and that at the time of purchase of the notes, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

     If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

     The notes and underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices. The sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options; or

•	through the settlement of short sales.

     In connection with the sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealer may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that, in turn, may sell the notes and underlying common stock. To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders.

     Our common stock trades on the New York Stock Exchange under the symbol “WMS.” We cannot assure you as to the development of liquidity or any trading market for the notes. See “Risk Factors – There may be no liquid market for the notes.”

     We do not know when or whether any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act of 1933 may be sold under Rule 144 or Rule 144A rather than under this prospectus.

     The selling securityholders and other persons participating in any distribution will be subject to the securities laws and rules, including Regulation M, which may limit the timing of purchases and sales of any of the note and the underlying common stock by the selling securityholders and any other persons. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

     Under the Registration Rights Agreement, we and the selling securityholders will be indemnified by one another against liabilities, including some liabilities under the Securities Act of 1933, or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration of the notes and the underlying common stock other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We estimate that our total expenses of the registration statement and this post-effective amendment, excluding underwriting discounts and commissions, will be approximately $174,304.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Legal Matters

     Shack Siegel Katz & Flaherty P.C., New York, New York are opining upon the validity of the securities being registered. Shareholders of Shack Siegel Katz & Flaherty P.C. own options to purchase an aggregate of 10,000 shares of our common stock.

Experts

     Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we have filed with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet website found at http://www.sec.gov and can be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005. The SEC’s Internet site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. We maintain an Internet website at www.wmsgaming.com. The materials on our website are not part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to “incorporate by reference” into this prospectus the information that we file with the SEC. This means that we are disclosing important information to you without setting forth that information again in this document. Instead, we are referring you to the documents listed below, and you should consider those documents to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus and the documents listed below.

     We incorporate by reference into this prospectus the documents listed below, all documents that we file under the Securities Exchange Act of 1934 after the date of this amendment and prior to effectiveness of this amendment and all documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including exhibits, until this offering is terminated:

•	our annual report on Form 10-K for the year ended June 30, 2004;

•	our proxy statement for the annual stockholders’ meeting held on December 9, 2004;

•	our current reports on Form 8-K filed on August 13, 2004, September 15, 2004, September 24, 2004, October 29, 2004, November 17, 2004, November 23, 2004, December 15, 2004, December 30, 2004, January 13, 2005, February 7, 2005, February 24, 2005 and May 6, 2005;

•	our quarterly reports on Form 10-Q for the quarters ended September 30, 2004, December 31, 2004, and March 31, 2005; and

•	the description of our common stock and accompanying rights contained in our registration statement on Form 8-A filed on January 22, 1982 and Form 8-A filed on March 25, 1998 (File No. 1-08300).

     We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus. You may request copies of this information in writing or orally, and we will provide it at no cost. You may contact us at:

WMS Industries Inc.
800 South Northpoint Boulevard
Waukegan, Illinois 60085
Attention: Kathleen McJohn, General Counsel
Telephone: (847) 785-3000

$115,000,000

2.75% Convertible Subordinated Notes due July 15, 2010
and the Common Stock, par value $.50 per share, issuable upon conversion of the Notes

Prospectus

May __, 2005

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the securities referred to in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The table below itemizes the expenses payable by the Registrant in connection with the registration and issuance of the securities being registered hereunder, other than underwriting discounts and commissions. The Registrant will bear all expenses of this offering. All amounts shown are estimates, except for the SEC registration fee.

Registration Fee	$9,304
Accounting Fees and Expenses	78,000
Legal Fees and Expenses	70,000
Trustee’s fees and expenses	9,500
NYSE Listing Fees	2,500
Miscellaneous	5,000

Total	$174,304

Item 15. Indemnification of Directors and Officers.

     The Registrant’s authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), by the Amended and Restated Bylaws of the Registrant, as amended (the “Bylaws”), by the Restated Certificate of Incorporation, as amended, of the Registrant (the “Certificate of Incorporation”) and by indemnification agreements entered into with each of its directors (the “Indemnity Agreements”).

     Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.

     The Certificate of Incorporation and Bylaws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

     The Indemnity Agreements provide for the indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware, and obligate the Registrant to provide the maximum protection allowed under Delaware law. In addition, the Indemnity Agreements supplement and increase such protection in certain respects.

     The Registration Rights Agreement, filed as Exhibit 99.2 hereto, provides for the indemnification of the Registrant and its affiliates against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to the Registrant by the selling securityholders for use in the prospectus included in this registration statement.

     The Registrant has purchased insurance policies that provide coverage for losses of up to an annual aggregate amount of $40 million arising from claims made against the directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the Registrant. Of this $40 million, $20 million is available only for claims for which indemnity is not available as described in this Item 15. The remaining $20 million under the policies also covers losses of the Registrant for securities claims made against the Registrant and for the amount of any indemnification paid to directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

     The following exhibits are being furnished herewith or incorporated by reference herein:

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of the Registrant dated February 17, 1987; Certificate of Amendment dated January 28, 1993; and Certificate of Correction dated May 4, 1994, all incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1994 (File No. 1-8300).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on February 25, 1998, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 1-8300).

4.3	Rights Agreement, dated March 5, 1998 between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 25, 1998 (File No. 1-8300).

4.4	By-Laws of the Registrant, as amended and restated March 10, 2004, incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

4.5	Indenture, dated as of June 25, 2003, by and between the Registrant, as Issuer, and BNY Midwest Trust Company, as Trustee, incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K dated June 25, 2003 (the “June 2003 Form 8-K”).

4.6	Form of Note, incorporated by reference to Exhibit A to the Indenture filed as an exhibit to the June 2003 Form 8-K.

5	Opinion of Shack Siegel Katz & Flaherty P.C., counsel for Registrant, incorporated by reference to Exhibit 5 to the Registrant’s Registration Statement on Form S-3, File No. 333-107321, filed with the Commission on July 25, 2003.

12	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Shack Siegel Katz & Flaherty P.C. (contained in the Opinion filed as Exhibit 5).

23.2	Consent of Ernst & Young LLP.

Exhibit
Number	Description
24	Power of Attorney (contained on the signature page of this Registration Statement on Form S-3, File No. 333-107321, filed with the Commission on July 25, 2003 and on the signature page of Post-Effective Amendment No. 1 to this Registration Statement filed with the Commission on July 1, 2004).

25	Form T-1 Statement of Eligibility of Trustee under Trust Indenture Act of 1939, incorporated by reference to Exhibit 25 to the Registrant’s Registration Statement on Form S-3, File No. 333-107321, filed with the Commission on July 25, 2003.

99.1	Purchase Agreement, dated June 20, 2003, by and between the Registrant and CIBC World Markets Corp., incorporated by reference to an exhibit to the June 2003 Form 8-K

99.2	Registration Rights Agreement, dated June 25, 2003, by and between the Registrant and CIBC World Markets Corp., incorporated by reference to an exhibit to the June 2003 Form 8-K.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waukegan, State of Illinois on this 10th day of May, 2005.

WMS INDUSTRIES INC.
By:	/s/ Brian R. Gamache
Brian R. Gamache,
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title
/s/ Brian R. Gamache	May 10, 2005	President and Chief Executive Officer (Principal
Executive Officer) and Director
Brian R. Gamache

/s/ Scott D. Schweinfurth	May 10, 2005	Executive Vice President, Chief Financial Officer
and Treasurer (Principal Financial and
Scott D. Schweinfurth		Accounting Officer)

*	May 10, 2005	Chairman of the Board of Directors

Louis J. Nicastro

*	May 10, 2005	Vice Chairman of the Board of Directors

Norman J. Menell

*	May 10, 2005	Director

William C. Bartholomay

*	May 10, 2005	Director

Neil D. Nicastro

*	May 10, 2005	Director

Harvey Reich

*	May 10, 2005	Director

Ira Sheinfeld

*	May 10, 2005	Director

Harold H. Bach, Jr.

*	By:	/s/ Kathleen J. McJohn

Kathleen J. McJohn,
Attorney- In-Fact

Power of Attorney

     The person whose signature to this Post-Effective Amendment to the Registration Statement appears below hereby appoints Louis J. Nicastro and Kathleen J. McJohn, and each of them acting singly, as his or her attorney-in-fact, to sign on his or her behalf individually and in the capacity stated below (i) any and all amendments (including post-effective amendments), supplements and additions to this Registration Statement, (ii) any and all registration statements relating to an offering contemplated pursuant to Rule 415 of the Securities Act of 1933, as amended, and (iii) any and all registration statements filed pursuant to Rule 462 under the Securities Act, of WMS Industries Inc., and any and all amendments (including post-effective amendments), supplements and additions thereto, and to file each of the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. Such attorneys-in-fact and agents shall have, and may exercise, all of the powers hereby conferred.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has also been signed by the following person in the capacity and on the date indicated.

Signature	Date	Title
/s/ William J. Vareschi, Jr.	May 10, 2005	Director

William J. Vareschi, Jr.

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Restated Certificate of Incorporation of the Registrant dated February 17, 1987; Certificate of Amendment dated January 28, 1993; and Certificate of Correction dated May 4, 1994, all incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 1994 (File No. 1-8300).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware on February 25, 1998, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (File No. 1-8300).

4.3	Rights Agreement, dated March 5, 1998 between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 25, 1998 (File No. 1-8300).

4.4	By-Laws of the Registrant, as amended and restated March 10, 2004, incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

4.5	Indenture, dated as of June 25, 2003, by and between the Registrant, as Issuer, and BNY Midwest Trust Company, as Trustee, incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K dated June 25, 2003 (the “June 2003 Form 8-K”).

4.6	Form of Note, incorporated by reference to Exhibit A to the Indenture filed as an exhibit to the June 2003 Form 8-K.

5	Opinion of Shack Siegel Katz & Flaherty P.C., counsel for Registrant, incorporated by reference to Exhibit 5 to the Registrant’s Registration Statement on Form S-3, File No. 333-107321, filed with the Commission on July 25, 2003.

12	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Shack Siegel Katz & Flaherty P.C. (contained in the Opinion filed as Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (contained on the signature page of this Registration Statement on Form S-3, File No. 333-107321, filed with the Commission on July 25, 2003 and on the signature page of Post-Effective Amendment No. 1 to this Registration Statement filed with the Commission on July 1, 2004).

25	Form T-1 Statement of Eligibility of Trustee under Trust Indenture Act of 1939, incorporated by reference to Exhibit 25 to the Registrant’s Registration Statement on Form S-3, File No. 333-107321, filed with the Commission on July 25, 2003.

99.1	Purchase Agreement, dated June 20, 2003, by and between the Registrant and CIBC World Markets Corp., incorporated by reference to an exhibit to the June 2003 Form 8-K

99.2	Registration Rights Agreement, dated June 25, 2003, by and between the Registrant and CIBC World Markets Corp., incorporated by reference to an exhibit to the June 2003 Form 8-K.